Exhibit 10.3

TAX MATTERS AGREEMENT

by and between

Cardinal Health Inc.

and

CareFusion Corporation

Dated as of August 31, 2009

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of August 31, 2009, is by and between Cardinal Health Inc., an Ohio corporation (“Cardinal Health”), and CareFusion Corporation, a Delaware corporation (“CareFusion”). Each of Cardinal Health and CareFusion is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, Cardinal Health, through its various subsidiaries, is engaged in the Cardinal Health Business and the CareFusion Business;

WHEREAS, the board of directors of Cardinal Health has determined that it is in the best interests of Cardinal Health and its shareholders to create a new publicly traded company which shall operate the CareFusion Business;

WHEREAS, Cardinal Health and CareFusion have entered into the Separation Agreement pursuant to which (i) Cardinal Health will, and will cause its Subsidiaries to, transfer certain assets, liabilities, subsidiaries and businesses of Cardinal Health and its Subsidiaries to CareFusion and its Subsidiaries, as a result of which CareFusion will own, directly and through its subsidiaries, the CareFusion Business (the “Restructuring”), and (ii) Cardinal Health will distribute at least 80% of the stock of CareFusion to its shareholders (the “Distribution”) as described therein;

WHEREAS, prior to consummation of the Restructuring and the Distribution, Cardinal Health was the common parent corporation of an affiliated group of corporations within the meaning of Section 1504 of the Code;

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, certain steps of the Restructuring and the Distribution shall qualify as tax-free transactions pursuant to Sections 332, 351, 355, 361(c), 368(a) and related provisions of the Code; and

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of certain steps of the Restructuring and the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01. General. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 8.01(b).

“Adjustment” means any change in the Tax liability of a taxpayer, determined issue-by-issue or transaction-by-transaction, as the case may be.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Benefited Party” has the meaning set forth in Section 4.01(b) of this Agreement.

“Cardinal Health” has the meaning set forth in the preamble to this Agreement.

“Cardinal Health Business” has the meaning set forth in the Separation Agreement.

“Cardinal Health Consolidated Return” means the U.S. federal Income Tax Return required to be filed by Cardinal Health as the Common Parent.

“Cardinal Health Disqualifying Action” means (i) any action (or the failure to take any action) within its control by Cardinal Health or any Cardinal Health Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (ii) any event (or series of events) involving the capital stock of Cardinal Health, any assets of Cardinal Health or any assets of any Cardinal Health Entity that, or (iii) any breach by Cardinal Health or any Cardinal Health Entity of any representation, warranty or covenant made by them in this Agreement that, in each case, would negate the Tax-Free Status of the Transactions; provided, however, the term “Cardinal Health Disqualifying Action” shall not include any action described in the Separation Agreement or any Transaction Document or that is undertaken pursuant to the Restructuring or the Distribution.

“Cardinal Health Entity” means any Subsidiary of Cardinal Health immediately after the Effective Time.

“Cardinal Health Group” means, individually or collectively, as the case may be, Cardinal Health and any Cardinal Health Entity.

“Cardinal Health Indemnified Parties” has the meaning set forth in the Separation Agreement.

“Cardinal Health Taxes” means any Taxes of Cardinal Health or any Subsidiary or former Subsidiary of Cardinal Health for any Pre-Closing Period and, with respect to a Straddle Period, the portion of such period ending on the Closing Date (determined in accordance with Section 2.05), in each case other than CareFusion Taxes.

“CareFusion” has the meaning set forth in the preamble to this Agreement.

“CareFusion Business” has the meaning set forth in the Separation Agreement.

“CareFusion Disqualifying Action” means (i) any action (or the failure to take any action) within its control by CareFusion or any CareFusion Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (ii) any event (or series of events) involving the capital stock of CareFusion, any assets of CareFusion or any assets of any CareFusion Entity that, or (iii) any breach by CareFusion or any CareFusion Entity of any representation, warranty or covenant made by them in this Agreement that, in each case, would negate the Tax-Free Status of the Transactions; provided, however, the term “CareFusion Disqualifying Action” shall not include any action described in the Separation Agreement or any Transaction Document or that is undertaken pursuant to the Restructuring or the Distribution.

“CareFusion Entity” means any Subsidiary of CareFusion immediately after the Effective Time.

“CareFusion Group” means, individually or collectively, as the case may be, CareFusion and any CareFusion Entity.

“CareFusion Indemnified Parties” has the meaning set forth in the Separation Agreement.

“CareFusion Taxes” means, without duplication, (i) any Taxes attributable solely to, or arising solely with respect to, assets or activities of the CareFusion Business (excluding, (x) any Restructuring/Distribution Taxes, (y) any Mixed Business Income Taxes, other than in respect of a Mixed Business Income Tax Return of a Shanghai Entity, (z) any Taxes to the extent payable by Cardinal Health pursuant to Section 2.01(a)), (ii) the CareFusion Liability Percentage (as such term is defined in the Separation Agreement) of any Restructuring/Distribution Taxes, (iii) any Taxes attributable to a CareFusion Disqualifying Action, (iv) any Taxes attributable to the items listed in Schedule 1.01, (v) any Corresponding State Taxes, (vi) any Mixed Business Income Taxes for the post-closing portion of a Straddle Period in respect of a Mixed Business Tax Return governed by Section 2.02(a)(ii) and (vii) any Shanghai Taxes. For the avoidance of doubt, CareFusion Taxes shall not include any Taxes attributable to a Cardinal Health Disqualifying Action.

“Closing Date” means the date on which the Distribution occurs.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Parent” means (i) for U.S. federal Income Tax purposes, the “common parent corporation” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) filing a U.S. federal consolidated Income Tax Return, or (ii) for state, local or foreign income Tax purposes, the common parent (or the equivalent thereof) of a Tax Group.

“Corresponding State Taxes” means the product of (i) any Final Determination with respect to any Cardinal Health Consolidated Return giving rise to Taxes described in clauses (i) through (iv) of the definition of CareFusion Taxes multiplied by (ii) 2%.

“Counsels” means Weil, Gotshal & Manges LLP and Wachtell, Lipton, Rosen & Katz.

“Disqualifying Action” means a Cardinal Health Disqualifying Action or a CareFusion Disqualifying Action.

“Distribution” has the meaning set forth in the preamble to this Agreement.

“Due Date” means (i) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (ii) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Effective Time” has the meaning set forth in the Separation Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement by and between the Parties dated as of August 31, 2009.

“Extraordinary Transaction” means any action that is not in the Ordinary Course of Business, but shall not include any action described in the Separation Agreement or any Transaction Document or that is undertaken pursuant to the Restructuring or the Distribution.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax; or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Income Taxes” means any Taxes based upon, measured by, or calculated with respect to: (A) net income or profits or net receipts (including, but not limited to, any capital gains, minimum Tax or any Tax on items of Tax preference, but not including sales, use, real or personal property, or transfer or similar Taxes) or (B) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (A).

“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Article III.

“Indemnified Party” means the Party which is entitled to seek indemnification from the other Party pursuant to the provisions of Article III.

“Independent Firm” has the meaning set forth in Schedule 7.01(b).

“Information” has the meaning set forth in Section 7.01(a).

“Information Request” has the meaning set forth in Section 7.01(a).

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

“IRS Ruling” means the U.S. federal income Tax ruling, and any supplements thereto, issued to Cardinal Health by the IRS in connection with the Restructuring and the Distribution.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law).

“Mixed Business Income Taxes” means any U.S. federal, state or local, or foreign Income Taxes attributable to any Mixed Business Income Tax Return.

“Mixed Business Income Tax Return” means any Income Tax Return (other than a Cardinal Health Consolidated Return), including any consolidated, combined or unitary Income Tax Return, that relates to at least one asset or activity that is part of the Cardinal Health Business, on the one hand, and at least one asset or activity that is part of the CareFusion Business, on the other hand.

“Mixed Business Non-Income Tax Return” means any Non-Income Tax Return that relates to at least one asset or activity that is part of the Cardinal Health Business, on the one hand, and at least one asset or activity that is part of the CareFusion Business, on the other hand.

“Non-Income Tax Return” means any Tax Return relating to Taxes other than Income Taxes.

“Notified Action” has the meaning set forth in Section 6.03(a).

“Officer’s Certificate” has the meaning set forth in Schedule 7.01(b).

“Opinions” means the opinions of Counsels with respect to certain Tax aspects of the Restructuring and the Distribution.

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.

“Party” has the meaning set forth in the preamble to this Agreement.

“Past Practice” has the meaning set forth in Section 2.04(a)(i).

“Person” has the meaning set forth in the Separation Agreement.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by CareFusion management or shareholders, is a hostile acquisition, or otherwise, as a result of which CareFusion would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from CareFusion and/or one or more holders of outstanding shares of CareFusion capital stock, as the case may be, a number of shares of CareFusion capital stock that would, when combined with any other changes in ownership of CareFusion capital stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (A) the value of all outstanding shares of stock of CareFusion as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of CareFusion as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by CareFusion of a shareholder rights plan or (B) issuances by CareFusion that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes, provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“Representative” has the meaning set forth in Schedule 7.01(b).

“Response Deadline” has the meaning set forth in Schedule 7.01(b).

“Restriction Period” has the meaning set forth in Section 6.02(b).

“Restructuring” has the meaning set forth in the preamble to this Agreement.

“Restructuring/Distribution Taxes” means any Taxes imposed on or by reason of the Restructuring or the Distribution (including Transfer Taxes), other than any such Taxes caused by a Disqualifying Action. For the avoidance of doubt, Restructuring/Distribution Taxes include Taxes by reason of deferred intercompany transactions triggered by the Restructuring or the Distribution.

“Reviewing Party” has the meaning set forth in Section 2.05.

“SAG” has the meaning ascribed to the term “separate affiliated group” in Section 355(b)(3)(B) of the Code.

“Section 6.02(d) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.

“Separation Agreement” means the Separation Agreement by and between the Parties dated as of July 20, 2009.

“Shanghai Entity” means Cardinal Health Trading (Shanghai) Co. Ltd and Cardinal Health Commercial & Trading (Shanghai) Co. Ltd.

“Shanghai Taxes” means any Taxes of a Shanghai Entity.

“Single Business Return” means any Tax Return including any consolidated, combined or unitary Tax Return, that includes assets or activities relating only to the Cardinal Health Business, on the one hand, or the CareFusion Business, on the other (but not both), whether or not the Person charged by Law to file such Tax Return is engaged in the business to which the Tax Return relates.

“Spin-off Entities” means CareFusion and each of DAM, CMP 201, CMP 200, CH Solutions and CH 303 (as such terms are defined in the submissions to the IRS in connection with the IRS Ruling).

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, (ii) any interest, penalties or additions attributable thereto and (iii) all liabilities in respect of any items described in clauses (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attributes” means net operating losses, capital losses, earnings and profits, overall foreign losses, previously taxed income, separate limitation losses and all other Tax attributes.

“Tax-Free Status of the Transactions” means the tax-free treatment accorded to certain of the transactions taken in connection with the Restructuring and the Distribution as set forth in the IRS Ruling and the Opinions.

“Tax Group” means any U.S. federal, state, local or foreign affiliated, consolidated, combined, unitary or similar group or fiscal unity that joins in the filing of a single Tax Return.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Tax Materials” has the meaning set forth in Section 6.01(a).

“Tax Matter” has the meaning set forth in Section 7.01(a).

“Tax Package” means all relevant Tax-related information relating to the operations of the Cardinal Health Business or the CareFusion Business, as applicable, that is reasonably necessary to prepare and file the applicable Tax Return.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Transaction Documents” has the meaning set forth in the Separation Agreement.

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Restructuring or the Distribution.

“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law firm, which law firm is reasonably acceptable to Cardinal Health, to the effect that a transaction will not affect the Tax-Free Status of the Transactions.

“U.S.” means the United States of America.

Section 1.02. Additional Definitions.

(a) Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Separation Agreement.

ARTICLE II

PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE ON TAX RETURNS

Section 2.01. Cardinal Health Consolidated Returns.

(a) General. Cardinal Health shall prepare and file all Cardinal Health Consolidated Returns for a Pre-Closing Period or a Straddle Period, shall pay all Taxes and shall be entitled to all Refunds shown to be due and payable on such Tax Returns.

(b) Extraordinary Transactions. Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are caused or permitted by CareFusion or any CareFusion Entity on the Closing Date after the Effective Time as occurring on the day after the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law. Cardinal Health shall not make a ratable allocation election pursuant to Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) or any similar or analogous provision of state, local or foreign Law.

Section 2.02. Mixed Business Returns.

(a) Mixed Business Income Tax Returns.

(i) Cardinal Health shall prepare and file (or cause a Cardinal Health Entity to prepare and file) any Mixed Business Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Cardinal Health or a Cardinal Health Entity and shall pay, or cause such Cardinal Health Entity to pay, all Taxes and shall be entitled to all Refunds shown to be due and payable on such Tax Return.

(ii) Except as otherwise provided in Section 2.02(a)(iii), Cardinal Health shall prepare (or cause a Cardinal Health Entity to prepare), and CareFusion shall file (or cause a CareFusion Entity to file), any Mixed Business Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by CareFusion or a CareFusion Entity and CareFusion shall pay, or cause such CareFusion Entity to pay, all Taxes and shall be entitled to all Refunds shown to be due and payable on such Tax Return, provided that (x) in the case of a Tax Return for a Pre-Closing Period, Cardinal Health shall reimburse CareFusion for all such Taxes and CareFusion shall reimburse Cardinal Health for all such Refunds, as the case may be and (y) in the case of a Tax Return for a Straddle Period, Cardinal Health shall reimburse CareFusion or CareFusion shall reimburse Cardinal Health, as applicable, for the amount of Tax or Refund, as applicable, that would have been shown as due and payable if such Straddle Period had ended on the Closing Date, determined in the manner set forth in Section 2.05 (for the avoidance of doubt taking into account those payments (if any) of Taxes with respect to such Tax Return made on or prior to the Closing Date).

(iii) CareFusion shall prepare and file (or cause a CareFusion Entity to prepare and file) any Mixed Business Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by a Shanghai Entity and shall pay, or cause such CareFusion Entity to pay, all Taxes and shall be entitled to all Refunds shown to be due and payable on such Tax Return.

(b) Mixed Business Non-Income Tax Returns. Cardinal Health shall prepare and file (or cause a Cardinal Health Entity to prepare and file) any Mixed Business Non-Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Cardinal Health or a Cardinal Health Entity and shall pay, or cause such Cardinal Health Entity to pay, all Taxes shown to be due and payable on such Tax Return, provided that CareFusion shall reimburse Cardinal Health for any such Taxes that are CareFusion Taxes. CareFusion shall prepare and file (or cause a CareFusion Entity to prepare and file) any Mixed Business Non-Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by CareFusion or a CareFusion Entity and shall pay, or cause such CareFusion Entity to pay, all Taxes shown to be due and payable on such Tax Return, provided that Cardinal Health shall reimburse CareFusion for any such Taxes that are Cardinal Health Taxes.

Section 2.03. Single Business Returns. Cardinal Health shall prepare and file (or cause a Cardinal Health Entity to prepare and file) any Single Business Return for a Pre-Closing Period or a Straddle Period required to be filed by Cardinal Health or a Cardinal Health Entity and shall pay, or cause such Cardinal Health Entity to pay, all Taxes and shall be entitled to all Refunds shown to be due and payable on such Tax Return, provided that CareFusion shall reimburse Cardinal Health for any such Taxes that are CareFusion Taxes and Cardinal Health shall reimburse CareFusion for any such Refunds of CareFusion Taxes. CareFusion shall prepare and file (or cause a CareFusion Entity to prepare and file) any Single Business Return for a Pre-Closing Period or a Straddle Period required to be filed by CareFusion or a CareFusion Entity and shall pay, or cause such CareFusion Entity to pay, all Taxes and shall be entitled to all Refunds shown to be due and payable on such Tax Return, provided that Cardinal Health shall reimburse CareFusion for any such Taxes that are Cardinal Health Taxes and CareFusion shall reimburse Cardinal Health for any such Refunds of Cardinal Health Taxes.

Section 2.04. Tax Return Procedures.

(a) Procedures relating to Cardinal Health Consolidated Returns and Mixed Business Income Tax Returns.

(i) In connection with the preparation of any Tax Return pursuant to Sections 2.01 or 2.02(a)(i) or (ii), CareFusion will assist and cooperate with Cardinal Health by preparing and providing to Cardinal Health proforma Tax Returns for CareFusion and any CareFusion Entity to be included in such Cardinal Health Consolidated Return or equivalent financial data to be used in the preparation of a Mixed Business Income Tax Return, as applicable, in a manner consistent with Schedule 2.04. Proforma Tax Returns shall be prepared in accordance with past practices, accounting methods, elections and conventions (“Past Practice”), unless otherwise required by Law or agreed to in writing by Cardinal Health. At its option, Cardinal Health may engage an accounting firm of its choice to review the proforma Tax Return, supporting documentation, and statements submitted by CareFusion and in connection therewith, shall determine whether such Tax Return was prepared in accordance with Past Practice. Prior to engaging such accounting firm, Cardinal Health shall provide the suggested scope for such accounting review to CareFusion for review and discussion. All costs and expenses associated with such review will be borne by CareFusion upon receipt of invoices detailing the work performed by such accounting firm.

(ii) Cardinal Health shall prepare all Cardinal Health Consolidated Returns and Mixed Business Income Tax Returns consistent with Past Practice unless otherwise required by Law or agreed to in writing by CareFusion. In the event that Past Practice is not applicable to a particular item or matter, Cardinal Health shall determine the reporting of such item or matter provided that such reporting is more likely than not to be sustained and provided further that Cardinal Health and CareFusion shall agree as to the reporting of any such item or matter which is not more likely than not to be sustained. Cardinal Health shall deliver to CareFusion for its review a draft of such Cardinal Health Consolidated Return or Mixed Business Income Tax Return (or to the extent practicable the portion of such Tax Return that relates to CareFusion Taxes) as provided in Schedule 2.04. The Parties shall negotiate in good faith to resolve all disputed issues.

(b) Procedures relating to Mixed Business Non-Income Tax Return and Single Business Returns. The Party that is required to prepare and file any Tax Return pursuant to Sections 2.02(b) or 2.03 (the “Preparing Party”) which reflects Taxes which are reimbursable by the other Party (the “Reviewing Party”), in whole or in part, shall (x) unless otherwise required by Law or agreed to in writing by the Reviewing Party, prepare such Tax Return in a manner consistent with Past Practice to the extent such items affect the Taxes for which the Reviewing Party is responsible pursuant to this Agreement, and (y) submit to the Reviewing Party a draft of any such Tax Return (or to the extent practicable the portion of such Tax Return that relates to Taxes for which the Reviewing Party is responsible pursuant to this Agreement) along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by the Reviewing Party under Sections 2.02(b) or 2.03. The Parties shall negotiate in good faith to resolve all disputed issues.

Section 2.05. Straddle Period Tax Allocation. For U.S. federal Income Tax purposes, the taxable year of CareFusion and each CareFusion Entity that was a member of the affiliated group of corporations of which Cardinal Health was the Common Parent shall end as of the close of the Closing Date. Cardinal Health and CareFusion shall take all actions necessary or appropriate to close the taxable year of CareFusion and each CareFusion Entity for all other Tax purposes as of the close of the Closing Date to the extent required by applicable Law. If applicable Law does not require CareFusion or a CareFusion Entity, as the case may be, to close its taxable year on the Closing Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Closing Date shall be made by means of a closing of the books and records of CareFusion or such CareFusion Entity as of the close of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion.

Section 2.06. Timing of Payments. All Taxes required to be paid or caused to be paid pursuant to this Article II by either Cardinal Health or a Cardinal Health Entity or CareFusion or a CareFusion Entity, as the case may be, to an applicable Taxing Authority or by Cardinal Health or CareFusion to the other Party pursuant to this Agreement, shall, in the case of a payment to a Taxing Authority, be paid on or before the Due Date for the payment of such Taxes and, in the case of a payment to the other Party, be paid at least 2 business days before the Due Date for the payment of such Taxes by the other Party.

Section 2.07. Expenses. Except as provided in Section 2.04(a) in respect of the proforma Tax Returns submitted by CareFusion or Section 8.01(b) in respect of the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 2.08. Coordination with Article IV. This Article II shall not apply to any amended Tax Returns, such amended Tax Returns being governed by Article IV.

ARTICLE III

INDEMNIFICATION

Section 3.01. Indemnification by Cardinal Health. Cardinal Health shall pay, and shall indemnify and hold the CareFusion Indemnified Parties harmless from and against, without duplication, (i) all Cardinal Health Taxes, (ii) all Taxes incurred by CareFusion or any CareFusion Entity by reason of the breach by Cardinal Health of any of its representations, warranties or covenants hereunder, and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 3.02. Indemnification by CareFusion. CareFusion shall pay, and shall indemnify and hold the Cardinal Health Indemnified Parties harmless from and against, without duplication, (i) all CareFusion Taxes, (ii) all Taxes incurred by Cardinal Health or any Cardinal Health Entity by reason of the breach by CareFusion of any of its representations, warranties or covenants hereunder, and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 3.03. Characterization of and Adjustments to Payments.

(a) For all Tax purposes, Cardinal Health and CareFusion agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Closing Date) as either a contribution by Cardinal Health to CareFusion or a distribution by CareFusion to Cardinal Health, as the case may be, occurring immediately prior to the Closing Date or as a payment of an assumed or retained liability and (ii) any payment of non-federal Taxes by or to a Taxing Authority or any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

(b) Any indemnity payment under this Article III shall be increased to take into account any inclusion in income of the Indemnified Party arising from the receipt of such indemnity payment and shall be decreased to take into account any reduction in income of the Indemnified Party arising from such indemnified liability. For purposes hereof, any inclusion or reduction shall be determined (i) using the highest marginal rates in effect at the time of the determination and (ii) assuming that the Indemnified Party will be liable for Taxes at such rate and has no Tax Attributes at the time of the determination.

Section 3.04. Timing of Indemnification Payments. Indemnification payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment.

ARTICLE IV

REFUNDS, CARRYBACKS, AMENDMENTS AND TAX ATTRIBUTES

Section 4.01. Refunds.

(a) Except as provided in Section 4.02, Cardinal Health shall be entitled to all Refunds of Taxes for which Cardinal Health is or may be liable pursuant to Article III, and CareFusion shall be entitled to all Refunds of Taxes for which CareFusion is or may be liable pursuant to Article III. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund.

(b) In the event of an Adjustment relating to Taxes for which one Party is or may be liable pursuant to Article III which would have given rise to a Refund but for an offset against the Taxes for which the other Party is or may be liable pursuant to Article III (the “Benefited Party”), then the Benefited Party shall pay to the other Party, within ten (10) days of the Final Determination of such Adjustment an amount equal to the lesser of (i) the amount of such hypothetical Refund or (ii) the amount of such reduction in the Taxes of the Benefited Party, in each case plus interest at the rate set forth in Section 6621(a)(1) on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the payment date.

(c) Notwithstanding Section 4.01(a), to the extent that a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 4.01, such Party shall pay such amount to the other Party no later than the Due Date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable.

(d) To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01 and an appropriate adjusting payment shall be made.

Section 4.02. Carrybacks.

(a) The carryback of any loss, credit or other Tax Attribute from any Post-Closing Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local or foreign Laws).

(b) (i) Subject to Sections 4.02(c) and 4.02(d), in the event that any member of the CareFusion Group realizes any loss, credit or other Tax Attribute in a Post-Closing Period of such member, such member may elect to carry back such loss, credit or other Tax Attribute to a Pre-Closing Period or a Straddle Period of Cardinal Health. Cardinal Health shall cooperate with CareFusion and such member in seeking from the appropriate Taxing Authority any Refund that reasonably would result from such carryback (including by filing an amended Tax Return) at CareFusion’s cost and expense; provided, that Cardinal Health shall not be required to seek such Refund and CareFusion and such member shall not be permitted to seek such Refund, in each case to the extent that such Refund would reasonably be expected to materially adversely impact Cardinal Health (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used), in each case without the prior written consent of Cardinal Health, which consent shall not be unreasonably withheld or delayed. CareFusion (or such member) shall be entitled to any Refund realized by any member of the Cardinal Health Group or the CareFusion Group resulting from such carryback.

(ii) Subject to Sections 4.02(c) and 4.02(d), in the event that any member of the Cardinal Health Group realizes any loss, credit or other Tax Attribute in a Post-Closing Period of such member, such member may elect to carry back such loss, credit or other Tax Attribute to a Pre-Closing Period or a Straddle Period of such member. CareFusion shall cooperate with Cardinal Health and such member in seeking from the appropriate Taxing Authority any Refund that reasonably would result from such carryback (including by filing an amended Tax Return), at Cardinal Health’s cost and expense; provided, that CareFusion shall not be required to seek such Refund and Cardinal Health and such member shall not be permitted to seek such Refund, in each case to the extent that such Refund would reasonably be expected to materially adversely impact CareFusion (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used), in each case without the prior written consent of CareFusion, which consent shall not be unreasonably withheld or delayed. Cardinal Health shall be entitled to any Refund realized by any member of the CareFusion Group or the Cardinal Health Group resulting from such carryback.

(c) Except as otherwise provided by applicable Law, if any loss, credit or other Tax Attribute of the Cardinal Health Business and the CareFusion Business both would be eligible to be carried back or carried forward to the same Pre-Closing Period (had such carryback been the only carryback to such taxable period), any Refund resulting therefrom shall be allocated between Cardinal Health and CareFusion proportionately based on the relative amounts of the Refunds to which the Cardinal Health Business and the CareFusion Business, respectively, would have been entitled had such carryback been the only carryback to such taxable period.

(d) To the extent the amount of any Refund under this Section 4.02 is later reduced by a Tax Authority or a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.02.

Section 4.03. Amended Tax Returns.

(a) Cardinal Health Consolidated Returns. Cardinal Health shall, in its sole discretion, be permitted to amend any Cardinal Health Consolidated Return for a Pre-Closing Period or a Straddle Period; provided, however, that unless otherwise required by a Final Determination, Cardinal Health shall not amend any such Cardinal Health Consolidated Return to the extent that any such amendment (i) would reasonably be expected to materially adversely impact CareFusion (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used) or (ii) is inconsistent with Past Practice, in each case without the prior written consent of CareFusion, which consent shall not be unreasonably withheld or delayed.

(b) Mixed Business Income Tax Returns. Cardinal Health shall, in its sole discretion, be permitted to amend, or to cause CareFusion or any CareFusion Entity to amend (and CareFusion shall, if Cardinal Health so chooses, amend or cause the applicable CareFusion Entity to amend), any Mixed Business Income Tax Return for a Pre-Closing Period or a Straddle Period other than any such Tax Return relating to Shanghai Taxes; provided, however, that unless otherwise required by a Final Determination, Cardinal Health shall not be permitted to so amend any such Mixed Business Income Tax Return to the extent that any such amendment (i) would reasonably be expected to materially adversely impact CareFusion (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used) in a Post-Closing Period or the portion of a Straddle Period beginning after the Closing Date or (ii) is inconsistent with Past Practice, in each case without the prior written consent of CareFusion, which consent shall not be unreasonably withheld or delayed.

(c) Mixed Business Non-Income Tax Returns and Single Business Returns. Each of Cardinal Health or CareFusion, as the case may be, shall, in its sole discretion, be permitted to amend (or cause or permit to be amended) any Mixed Business Non-Income Tax Return or Single Business Return; provided, however, that if any Party wishes to amend any such Tax Return for which the other Party may be liable for Taxes pursuant to this Agreement, then, unless otherwise required by a Final Determination, Cardinal Health or CareFusion, as the case may be (the “Filing Party”) shall not be permitted to so amend (or cause or permit to be amended) any such Mixed Business Non-Income Tax Return or Single Business Return, as the case may be, to the extent that any such amendment (i) would reasonably be expected to materially adversely impact the other Party (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used) or (ii) is inconsistent with Past Practice, in each case without the prior written consent of such other Party, which consent shall not be unreasonably withheld or delayed.

(d) Mixed Business Income Tax Returns relating to Shanghai Taxes. CareFusion shall, in its sole discretion, be permitted to amend, or to cause any CareFusion Entity to amend, any Mixed Business Income Tax Return relating to Shanghai Taxes for a Pre-Closing Period or a Straddle Period; provided, however, that unless otherwise required by a Final Determination, CareFusion shall not be permitted to so amend any such Mixed Business Income Tax Return relating to Shanghai Taxes to the extent that any such amendment (i) would reasonably be expected to materially adversely impact Cardinal Health (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used) in a Post-Closing Period or the portion of a Straddle Period beginning after the Closing Date or (ii) is inconsistent with Past Practice, in each case without the prior written consent of Cardinal Health, which consent shall not be unreasonably withheld or delayed.

Section 4.04. Tax Attributes.

(a) Tax Attributes arising in a Pre-Closing Period shall be allocated to the Cardinal Health Group and the CareFusion Group in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign Laws). Except in connection with Tax Attributes relating to United Kingdom Tax relief arising in Pre-Closing Periods, Cardinal Health and CareFusion shall jointly determine the allocation of such Tax Attributes arising in Pre-Closing Periods as soon as reasonably practicable following the Closing Date, and hereby agree to compute all Taxes for Post-Closing Periods consistently with that determination unless otherwise required by a Final Determination. Cardinal Health shall solely determine the allocation of Tax Attributes relating to United Kingdom Tax relief arising in Pre-Closing Periods and Cardinal Health and CareFusion hereby agree to compute all Taxes for Straddle Periods consistently with that determination unless otherwise required by a Final Determination.

(b) To the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 4.04(a).

Section 4.05. Treatment of Deductions Associated with Equity-Related Compensation.

(a) Solely Cardinal Health or any member of the Cardinal Health Group, as the case may be, shall be entitled to claim any Tax deduction associated with the following items on its respective Tax Return:

(i) The vesting of CareFusion restricted stock or the vesting or settlement of CareFusion restricted stock units received by any Cardinal Health Employee (as defined below) with respect to Cardinal Health restricted stock or restricted stock units held by such Cardinal Health Employee and payment of any dividends with respect to such CareFusion restricted stock.

(ii) The exercise of any Cardinal Health stock options or stock appreciation rights by any Cardinal Health Employee and the vesting of Cardinal Health restricted stock or the vesting or settlement of Cardinal Health restricted stock units held by any Cardinal Health Employee (and payment of any dividends on such Cardinal Health restricted stock).

(b) Solely CareFusion or any member of the CareFusion Group, as the case may be, shall be entitled to claim any Tax deduction associated with the following items on its respective Tax Return:

(i) The exercise of any Cardinal Health stock options or stock appreciation rights by any CareFusion Employee (as defined below) on or after the first date any member of the CareFusion Group employed such CareFusion Employee.

(ii) The vesting of Cardinal Health restricted stock or the vesting or settlement of Cardinal Health restricted stock units held by any CareFusion Employee on or after the first date any member of the CareFusion Group employed such CareFusion Employee (and the payment of any dividends on such Cardinal Health restricted stock at any time on or after the first date any member of the CareFusion Group employed such CareFusion Employee).

(c) The following terms shall have the following meanings:

(i) “CareFusion Employee” means any person employed or formerly employed by any member of the CareFusion Group at the time of the exercise, vesting, settlement disqualifying disposition or payment, as appropriate, unless, at such time, such person is employed by a member of the Cardinal Health Group or was more recently employed by a member of the Cardinal Health Group than by a member of the CareFusion Group;

(ii) “Cardinal Health Employee” means any person employed or formerly employed by any member of the Cardinal Health Group at the time of the exercise, vesting, disqualifying disposition or payment, as appropriate, unless, at such time, such person is a CareFusion Employee.

ARTICLE V

TAX PROCEEDINGS

Section 5.01. Notification of Tax Proceedings. Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure.

Section 5.02. Statute of Limitations. Any extension of the statute of limitations for any Taxes or a Tax Return for any Pre-Closing Period or a Straddle Period shall be made by the Party required to file such Tax Return or pay such Taxes to a Taxing Authority; provided that to the extent such Taxes or Tax Return may result in an indemnity payment pursuant to this Agreement by the Party other than the filing Party, the Indemnifying Party may, in its reasonable discretion, require that the filing Party extend the applicable statute of limitations for such period as determined by the Indemnifying Party.

Section 5.03. Tax Proceeding Procedures Generally. Except as provided in Section 5.04, the Indemnifying Party shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding for which the Indemnifying Party is responsible pursuant to Article III and any such defense shall be made diligently and in good faith; provided, that, the Indemnifying Party shall keep the Indemnified Party informed in a timely manner of all actions proposed to be taken by the Indemnifying Party and shall permit the Indemnified Party to observe all proceedings with respect to such Tax Proceeding; provided further, that, other than with respect to any Adjustment relating to those matters set forth on Schedule 5.03 hereto, if such Adjustment (or any actions proposed to be taken with respect thereto) would reasonably be expected to give rise to Taxes of the Indemnified Party in an amount of $5 million or more (other than Taxes for which the Indemnifying Party is responsible under Article III), determined on an annual basis, then, unless waived by the Parties in writing, the Indemnifying Party shall (a) prepare all correspondence or filings to be submitted to any Taxing Authority or judicial authority in a manner consistent with the Tax Return which is the subject of such Adjustment as filed and timely provide the Indemnified Party with copies of any such correspondence or filings for the Indemnified Party’s prior review and consent, which consent shall not be unreasonably withheld, (b) provide the Indemnified Party with written notice reasonably in advance of, and the Indemnified Party shall have the right to attend and participate in, any formally scheduled meetings with any Taxing Authority or hearings or proceedings before any judicial authority with respect to such Adjustment, (c) not enter into any settlement with any Taxing Authority with respect to such Adjustment without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld and (d) not contest such Adjustment before a judicial authority unless (A) such Adjustment would reasonably be expected to give rise to Taxes payable by the

Indemnifying Party in an amount of $10 million or more or (B) the Indemnifying Party has received an opinion of a nationally recognized law firm that it is more likely than not to prevail on the merits.

Section 5.04. Tax Proceedings in respect of Restructuring/Distribution Taxes and Disqualifying Actions.

(a) Cardinal Health and CareFusion shall be entitled to jointly contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding relating to (i) Restructuring/Distribution Taxes and (ii) any Taxes attributable to a CareFusion Disqualifying Action.

(b) Cardinal Health shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding relating to any Taxes attributable to a Cardinal Health Disqualifying Action and shall defend such Adjustment diligently and in good faith; provided, that, unless waived by the Parties in writing, Cardinal Health shall (i) keep CareFusion informed in a timely manner of all actions taken or proposed to be taken by Cardinal Health, (ii) provide copies of all correspondence or filings to be submitted to any Taxing Authority or judicial authority to CareFusion for its prior review and consent, which consent shall not be unreasonably withheld and (iii) provide CareFusion with written notice reasonably in advance of, and CareFusion shall have the right to attend, any formally scheduled meetings with any Taxing Authority or hearings or proceedings before any judicial authority.

ARTICLE VI

TAX-FREE STATUS OF THE DISTRIBUTION

Section 6.01. Representations and Warranties.

(a) CareFusion. CareFusion hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in (A) the IRS Ruling, (B) the Opinions, (C) each submission to the IRS in connection with the IRS Ruling, (D) the representation letter from Cardinal Health addressed to Counsels supporting the Opinions, (E) the representation letter from CareFusion addressed to Counsels supporting the Opinions and (F) any other materials delivered or deliverable by Cardinal Health or CareFusion in connection with the rendering by Counsels of the Opinions and the issuance by the IRS of the IRS Ruling (all of the foregoing, collectively, the “Tax Materials”), to the extent descriptive of the CareFusion Group (including the business purposes for Cardinal Health’s retention of a portion of the stock of CareFusion and each of the distributions described in the IRS Ruling and the other Tax Materials to the extent that they relate to the CareFusion Group and the plans, proposals, intentions and policies of the CareFusion Group), are, or will be from the time presented or made through and including the Effective Time and thereafter as relevant, true, correct and complete in all respects.

(b) Cardinal Health. Cardinal Health hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has delivered complete and accurate copies of the

Tax Materials to CareFusion and (ii) the facts presented and the representations made therein, to the extent descriptive of the Cardinal Health Group (including the business purposes for Cardinal Health’s retention of a portion of the stock of CareFusion and each of the distributions described in the IRS Ruling and the other Tax Materials to the extent that they relate to the Cardinal Health Group and the plans, proposals, intentions and policies of the Cardinal Health Group), are, or will be from the time presented or made through and including the Effective Time and thereafter as relevant, true, correct and complete in all respects.

(c) No Contrary Knowledge. Each of Cardinal Health and CareFusion represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Restructuring or the Distribution to be other than the Tax-Free Status of the Transactions.

(d) No Contrary Plan. Each of Cardinal Health and CareFusion represents and warrants that neither it, nor any of its Affiliates, has any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

Section 6.02. Restrictions Relating to the Distribution.

(a) General. Neither Cardinal Health nor CareFusion shall, nor shall Cardinal Health or CareFusion permit any Cardinal Health Entity or any CareFusion Entity, respectively, to take or fail to take, as applicable, any action that constitutes a Disqualifying Action described in the definitions of Cardinal Health Disqualifying Action and CareFusion Disqualifying Action, respectively.

(b) Restrictions. Prior to the first day following the second anniversary of the Distribution (the “Restriction Period”), CareFusion:

(i) shall continue and cause to be continued the active conduct of the DAM CMP Business, the 200 CMP Business and the Pyxis Business (as such terms are defined in the submissions to the IRS in connection with the IRS Ruling), in each case taking into account Section 355(b)(3) of the Code, in all cases as conducted immediately prior to the Distribution.

(ii) shall not, and shall not permit any Spin-off Entities to, voluntarily dissolve or liquidate (including any action that is a liquidation for federal income tax purposes).

(iii) shall not (1) enter into any Proposed Acquisition Transaction or, to the extent CareFusion has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate with any other Person and shall not permit any Spin-off Entities to merge or consolidate with any other Person or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials) which in the aggregate (and taking into account any other transactions described in this Section 6.02(b)(iii)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in CareFusion or otherwise jeopardize the Tax-Free Status of the Transactions.

(iv) shall not, and shall not permit any Spin-off Entities (or members of their respective SAG) to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 30% of the gross assets of such Spin-off Entity or more than 30% of the consolidated gross assets of such Spin-off Entity and members of its respective SAG. The foregoing sentence shall not apply to (A) sales, transfers, or dispositions of assets in the Ordinary Course of Business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income tax purposes or (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of such Spin-off Entity (or any member of its respective SAG). The percentages of gross assets or consolidated gross assets of such Spin-off Entity or its respective SAG, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of such Spin-off Entity and the members of its respective SAG as of the Closing Date. For purposes of this Section 6.02(b)(iv), a merger of a Spin-off Entity (or a member of its SAG) with and into any Person shall constitute a disposition of all of the assets of such Spin-off Entity or such member.

(c) Notwithstanding the restrictions imposed by Sections 6.02(b), during the Restriction Period, CareFusion may proceed with any of the actions or transactions described therein, if (i) CareFusion shall first have requested Cardinal Health to obtain a supplemental ruling in accordance with Section 6.03(a) of this Agreement to the effect that such action or transaction will not affect the Tax-Free Status of the Transactions and Cardinal Health shall have received such a supplemental ruling in form and substance reasonably satisfactory to it, (ii) CareFusion shall have provided to Cardinal Health an Unqualified Tax Opinion in form and substance reasonably satisfactory to Cardinal Health, or (iii) Cardinal Health shall have waived in writing the requirement to obtain such ruling or opinion. In determining whether a ruling or opinion is satisfactory, Cardinal Health shall exercise its discretion, in good faith, solely to preserve the Tax-Free Status of the Transactions and may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion and the views on the substantive merits.

(d) Certain Issuances of Capital Stock. If CareFusion proposes to enter into any Section 6.02(d) Acquisition Transaction or, to the extent CareFusion has the right to prohibit any Section 6.02(d) Acquisition Transaction, proposes to permit any Section 6.02(d) Acquisition Transaction to occur, in each case, during the Restriction Period, CareFusion, shall provide Cardinal Health, no later than ten (10) days following the signing of any written agreement with respect to any Section 6.02(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of CareFusion capital stock to be issued in such transaction).

(e) Tax Reporting. Each of Cardinal Health and CareFusion covenants and agrees that it will not take, and will cause its respective Affiliates to refrain from taking, any position on any Income Tax Return that is inconsistent with the Tax-Free Status of the Transactions.

Section 6.03. Procedures Regarding Opinions and Rulings.

(a) If CareFusion notifies Cardinal Health that it desires to take one of the actions described in Sections 6.02(b) (a “Notified Action”), Cardinal Health shall cooperate with CareFusion and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a supplemental ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting CareFusion to take the Notified Action unless Cardinal Health shall have waived the requirement to obtain such ruling or opinion. If such a ruling is to be sought, Cardinal Health shall apply for such ruling and Cardinal Health and CareFusion shall jointly control the process of obtaining such ruling. In no event shall Cardinal Health be required to file any ruling request under this Section 6.03(a) unless CareFusion represents that (i) it has read such ruling request, and (ii) all information and representations, if any, relating to any member of the CareFusion Group, contained in such ruling request documents are (subject to any qualifications therein) true, correct and complete. CareFusion shall reimburse Cardinal Health for all reasonable costs and expenses incurred by the Cardinal Health Group in obtaining a ruling or Unqualified Tax Opinion requested by CareFusion within ten (10) days after receiving an invoice from Cardinal Health therefor.

(b) Cardinal Health shall have the right to obtain a supplemental ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Cardinal Health determines to obtain such ruling or opinion, CareFusion shall (and shall cause each CareFusion Entity to) cooperate with Cardinal Health and take any and all actions reasonably requested by Cardinal Health in connection with obtaining such ruling or opinion (including by making any representation or reasonable covenant or providing any materials requested by the IRS or the law firm issuing such opinion); provided that CareFusion shall not be required to make (or cause a CareFusion Entity to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control. In connection with obtaining such ruling, Cardinal Health shall apply for such ruling and shall have sole and exclusive control over the process of obtaining such ruling. Cardinal Health and CareFusion shall each bear its own costs and expenses in obtaining a ruling or Unqualified Tax Opinion requested by Cardinal Health.

(c) Except as provided in Sections 6.03(a) and (b) neither CareFusion nor any CareFusion Affiliate shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Restructuring or Distribution (including the impact of any transaction on the Restructuring or Distribution).

ARTICLE VII

COOPERATION

Section 7.01. General Cooperation.

(a) The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing (“Information Request”) from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns (including the preparation of Tax Packages), claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation, at each Party’s own cost:

(i) the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(iii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(iv) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries.

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b) The Parties shall comply with the procedures and requirements set forth on Schedule 7.01(b).

Section 7.02. Retention of Records. Cardinal Health and CareFusion shall retain or cause to be retained all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records or documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Dispute Resolution.

(a) In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall agree as to whether such dispute shall be governed by the procedures set forth in Section 8.01(b) of this Agreement or in Article VII of the Separation Agreement as modified by Schedule 8.01(a). If the Parties cannot agree as to which procedure will govern such dispute, such disagreement shall be resolved pursuant to Article VII of the Separation Agreement as modified by Schedule 8.01(a).

(b) With respect to any dispute governed by this Section 8.01(b), the parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Cardinal Health and CareFusion and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Cardinal Health and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Party.

Section 8.02. Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between Cardinal Health or a Cardinal Health Entity, on the one hand, and CareFusion or a CareFusion Entity, on the other (other than this Agreement or any other Transaction Document), shall be or shall have been terminated no later than the Effective Time and, after the Effective Time, none of Cardinal Health or a Cardinal Health Entity, or CareFusion or a CareFusion Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 8.03. Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the earlier of the ninetieth (90th) day or the payment date and thereafter will accrue interest at a rate per annum equal to 9%.

Section 8.04. Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms, provided, however, that the representations and warranties and all indemnification for Taxes shall survive until sixty (60) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification, provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

Section 8.05. Termination. Notwithstanding any provision to the contrary, this Agreement may be terminated at any time prior to the Effective Time by and in the sole discretion of Cardinal Health without the prior approval of any Person, including CareFusion. In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors shall have any liability to any Person by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties to this Agreement.

Section 8.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 8.07. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 8.08. Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Party hereto, except that Cardinal Health may assign (i) any or all of its rights and obligations under this Agreement to any of its Affiliates and (ii) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of Cardinal Health; provided, however, that, in each case, no such assignment shall release Cardinal Health from any liability or obligation under this Agreement nor change any of the steps in the Plan of Reorganization (as such term is defined in the Separation Agreement). Except as provided in Article III with respect to indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section 8.10. Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 8.11. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (x) Cardinal Health and CareFusion have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (xi) a reference to any Person includes such Person’s successors and permitted assigns.

Section 8.12. Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 8.13. Coordination with the Employee Matters Agreement. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 8.14. Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Cardinal Health, Inc.

By	/s/ Stephen T. Falk
Name:	Stephen T. Falk
Title:	Executive Vice President and General Counsel

CareFusion Corporation

By	/s/ David L. Schlotterbeck
Name:	David L. Schlotterbeck
Title:	Chairman and Chief Executive Officer